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                                   EXHIBIT 15

                Letter Re Unaudited Interim Financial Information

Board of Directors and Shareholders
OHM Corporation

We are aware of the incorporation by reference into the Registration Statements (Form S-8 No. 33-24953, Form S-8 No. 33-28025, Form S-8 No. 33-55373 and Form
S-8 No. 33-63233) of OHM Corporation of our report dated October 25, 1996, relating to the unaudited consolidated interim financial statements of OHM Corporation which are included in its Form 10-Q for the quarter ended September 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                               Ernst & Young LLP

Columbus, Ohio
October 25, 1996